EXHIBIT  99


U  S  WEST  MEDIA  GROUP
7800  East  Orchard  Road
Englewood,  Colorado    80111

[U  S  WEST  Media  Group  logo  and  registered  mark]

News  Release

Release  Date:      August  6,  1997

Contact:        Rob  Stoddard                              Steve  Lang
                  MediaOne                              U  S  WEST Media Group
                  617-854-3138                              303-793-6290



                        JAN PETERS NAMED MEDIAONE CEO;
                      CORPORATE OFFICES MOVING TO DENVER

                    - Amos Hostetter Leaves the Business -

                - Several Other Management Changes Announced -



     DENVER - Jan Peters, U S WEST Media Group president, wireless operations, and managing director of London-based One 2 One, will become MediaOne chief executive officer effective Oct. 1, U S WEST Media Group (NYSE: UMG) said today. Amos B. Hostetter, Jr., announced today he is leaving MediaOne.
     In addition, Chuck Lillis, Media Group president and CEO, said Media Group will make several other changes in the senior corporate management of MediaOne and move the subsidiary's corporate headquarters from Boston to the Denver area.
     All of the approximately 150 employees who now work in departments housed in Boston's Pilot House will be invited to move, in phases, between September 1997 and June 1998. For the time being, employees in the High-Speed Data unit will not move. Staffing and operations in MediaOne's six regional operations will  not  be  affected  by  the  changes,  the  company  said.
-more-
Page  2
MediaOne  Leadership
          Other  management  changes  are:
     --Bill Schleyer, MediaOne president and chief operating officer, will work with Media Group in an advisory capacity on the transition and strategic domestic cable issues, effective Oct. 1.

     --Julie Dexter Berg, executive vice president and general manager of AirTouch Cellular, will become MediaOne executive vice president and chief marketing officer, reporting to Peters, effective Sept. 1.
     --Ron Cooper, MediaOne executive vice president - Marketing and New Business Development, will become executive vice president of operations, reporting to Peters with responsibility for the operations of the six regions, effective Sept. 1.
     --Doug Holmes, MediaOne executive vice president - Business Development, Finance and Strategy will continue with his current title and responsibilities, reporting to Peters.
     "This is an exceptional team," Lillis said. "Every person on it has demonstrated commitment, insight and leadership in past assignments. They have demonstrated outstanding performance in highly competitive markets, and will help us continue our leadership role in defining the Broadband services industry for the next decade. I am extremely excited about the ability of these leaders to transform our business and our industry for the future.
     "In particular, Jan Peters is an extraordinary executive," Lillis said. "As president of Wireless Operations for Media Group, she's had responsibility for a significant portion of our business. In addition to heading One 2 One, she has been CEO of our NewVector Group, and has overseen Media Group's partnership with AirTouch and our interest in PrimeCo Personal Communications. And she has an incredible track record of superior operating results. Her
experience  in  competitive,    network-based  businesses  -  local  and
long-distance, wired and wireless - is a perfect complement to the cable expertise resident in MediaOne."
-more-
Page  3
     In separate, but related changes, Pearr Williams, president - Business Development for Media Group, is named president of Multimedia Ventures, a new Media Group unit that will be responsible for managing the Time Warner partnership. In his new role, Williams will report to Lillis.
     And Jeff DeLorme, MediaOne executive vice president - operations, will become executive vice president of Multimedia Ventures, reporting to Williams. He will be responsible for managing operational issues involving the Time Warner partnership.
     Hostetter founded Continental Cablevision with Irving H. Grousbeck in 1963. Grousbeck left the company in 1980, and Hostetter remained as chairman and CEO until Continental was merged into U S WEST Media Group last year, when he became CEO of Media Group's domestic cable operations. The company was renamed MediaOne earlier this year. Hostetter resigned today, citing "irreconcilable differences" with Media Group over the relocation.
     Lillis said, "I have tremendous respect for Amos - a visionary who made significant personal contributions to the communications industry for more than three decades. He is one of the founders of the American cable industry, a leader in the best sense of the word."
     Peters, who will move to Denver shortly, said, "Opportunities such as this come along only rarely. I am excited by this opportunity to help lead the company that is at the forefront of the Broadband industry. This industry has the assets and technology needed to kick-start electronic commerce in the next few years.
     "I am looking forward to meeting the people of MediaOne and to working with the strong leadership teams already in place in the regions and in headquarters."

Headquarters  Move
          The relocation of MediaOne's headquarters will begin this fall and continue in phases until June 1998. Media Group and MediaOne will be collocated in the southeast corridor of the Denver metropolitan area. -more-
Page  4
     The move is designed to improve operations of both groups by aligning their management teams more closely in the areas of product development and technology deployment, sharing common financial and management information systems and providing better access for MediaOne to the U S WEST Advanced Technologies labs in Boulder. In addition, Media Group expects significant savings in time and expense from reductions in extensive travel between Boston and Denver.
     "Our business operates in a highly complex and rapidly changing industry," said Lillis. "This demands close, day-to-day coordination, which is difficult and expensive when the groups are separated by nearly 2,000 miles. We believe it's best to do this now so that we can have our management team in place as quickly as possible."
     Lillis said the headquarters move "is an important step in the future success of Media Group, which will benefit our customers and shareowners."
     The company said it anticipates taking a $30 million pre-tax charge against third-quarter earnings to pay for the move-related costs.
     U S WEST Media Group (NYSE: UMG), one of America's largest broadband communications companies, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. For 1996, Media Group reported proportionate revenues of $6.4 billion.